Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact:	John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Record Earnings in 2004

•	Fourth quarter net income totaled $18.6 million, or $.86 per share* / $78.8 million, or $3.68 per share YTD

•	Fourth quarter net operating income of $18.1 million, or $.84 per share / $76.2 million, or $3.55 per share YTD

•	Fourth quarter total revenues were $156.5 million / $608.1 million YTD

•	Fourth quarter combined ratio was 88.1% / 85.3% YTD

•	Book value of $22.46 per share as of December 31, 2004

*	All share and per share amounts reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend

CEDAR RAPIDS, IA – February 14, 2005 – United Fire & Casualty Company (Nasdaq: UFCS) today reported fourth quarter 2004 net income of $18.6 million, or $.86 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $.8 million. Net income for the fourth quarter of 2003 was $16.7 million, or $.77 per share (after providing for the dividend on convertible preferred stock), which included net realized investment gains (before tax) of $1.4 million. Fourth quarter diluted earnings were $.79 per share and $.71 per share for 2004 and 2003, respectively.

Despite an increase in catastrophe activity, we achieved improvement in fourth quarter net income resulting from growth in premiums earned and a decrease in non-catastrophe claims.

Net operating income for the fourth quarter of 2004 was $18.1 million, or $.84 per share (after providing for the dividend on convertible preferred stock). Net operating income for the fourth quarter of 2003 was $15.7 million, or $.72 per share (after providing for the dividend on convertible preferred stock).

Total revenues were $156.5 million in the fourth quarter of 2004, an increase of $4.6 million, or 3.1 percent, over the fourth quarter of 2003. Net premiums earned increased 4.1 percent to $127.1 million in the fourth quarter of 2004, compared to $122.1 million in the fourth quarter of 2003. Net realized investment gains were $.8 million in the fourth quarter of 2004, compared to net realized investment gains of $1.4 million in the fourth quarter of 2003. Investment income was $28.5 million in the fourth quarter of 2004 compared to $28.2 million in the fourth quarter of 2003.

Pre-tax catastrophe losses, net of reinsurance, of $1.3 million for the fourth quarter of 2004 added 1.1 points to the combined ratio, resulting in an after-tax earnings reduction of $.04 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $.7 million for the fourth quarter of 2003 added .6 points to the combined ratio, resulting in an after-tax earnings reduction of $.02 per share. The increase in catastrophe losses incurred between periods is attributable to the series of hurricanes that hit the southern United States during the third quarter of 2004. We continued to receive claims of loss related to these catastrophes, particularly Hurricane Jeanne, during the fourth quarter.

“It was the most successful year in our company’s history,” said President & CEO John A. Rife. “I believe our strong performance in 2004 reflects our underwriting discipline, the quality of our core business and favorable market conditions. Our statutory combined ratio in the fourth quarter of 2004 was 88.8 percent, which marked the eighth consecutive quarter that our company has earned an underwriting profit. For the year, even though we experienced a modest increase in catastrophe losses, our statutory combined ratio improved to 86.4 percent, compared to 93.1 percent in 2003.

“As we mentioned last quarter, we continue to see evidence of softening in the marketplace with increased competition for desirable risks. Our challenge in 2005 will be to retain and acquire good business by offering pricing that is competitive and adequate, while reacting responsibly to market conditions. Another corporate goal in 2005 is to further reduce our expenses. We expect that there will be savings as a result of the consolidation of two of our offices that occurred in 2004, and we will continue to pursue other opportunities for expense reductions.

“Our company remains committed to expanding our technical capabilities to better serve our agents. In 2004, we introduced several new features on our agent website, www.ufgAgent.com, to assist our agents in processing business and serving their customers. We plan to implement several additional enhancements to our web site in 2005. In terms of technology, our goal is to be leading edge, not bleeding edge.

“I’m very proud of the year’s results. These results wouldn’t have been possible without the outstanding efforts of our employees and independent agents. I’m confident that we will meet the challenges of the upcoming year and remain a leader among our competitors.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

	Three Months Ended December 31,		Twelve Months Ended December 31,
Financial Results (In thousands, except per share data and number of shares)	2004	2003	2004	2003
Revenues
Net premiums written	$111,436	$113,842	$491,099	$480,583

Net premiums earned	$127,116	$122,137	$492,291	$464,595
Investment income, net of investment expenses	28,509	28,247	111,474	108,540
Realized investment gains (losses)	760	1,409	4,060	(1,691)
Other income	98	65	300	1,841

Total Revenues	156,483	151,858	608,125	573,285
Benefits, Losses and Expenses
Losses and settlement expenses	69,872	74,353	272,882	288,718
Increase in liability for future policy benefits	3,592	1,944	12,125	7,318
Amortization of deferred policy acquisition costs	29,557	25,708	110,963	95,773
Other underwriting expenses	12,683	11,549	40,960	45,119
Interest on policyholders’ accounts	13,746	14,226	56,386	56,459

Total Benefits, Losses and Expenses	129,450	127,780	493,316	493,387

Income before income taxes	27,033	24,078	114,809	79,898

Federal income taxes	8,427	7,420	35,992	24,324

Net income	$18,606	$16,658	$78,817	$55,574

Less preferred stock dividends and accretions	$1,197	$1,198	$4,742	$4,742

Earnings available to common shareholders	$17,409	$15,460	$74,075	$50,832

Net operating income	$18,112	$15,742	$76,178	$56,673

Weighted average shares outstanding	20,130,620	20,079,806	20,115,085	20,076,624

Basic earnings per common share	$0.86	$0.77	$3.68	$2.53

Diluted earnings per common share	$0.79	$0.71	$3.34	$2.36

Cash dividends declared per common share	$0.12	$0.10	$0.42	$0.39

Following is a discussion of our year-to-date results.

For the year ended December 31, 2004 net income was $78.8 million, or $3.68 per share (after providing for the dividend on convertible preferred stock). For the year ended December 31, 2003 net income was $55.6 million, or $2.53 per share (after providing for the dividend on convertible preferred stock). Diluted earnings for the year ended December 31, 2004 was $3.34 per share. Diluted earnings for the year ended December 31, 2003 was $2.36 per share. Net realized investment gains (before tax) were $4.1 million for the year ended December 31, 2004, compared to net realized investment losses (before tax) of $1.7 million for the year ended December 31, 2003.

Net operating income for the year ended December 31, 2004 was $76.2 million, or $3.55 per share (after providing for the dividend on convertible preferred stock), compared to net operating income of $56.7 million, or $2.59 per share (after providing for the dividend on convertible preferred stock), for the year ended December 31, 2003.

Pre-tax catastrophe losses for the year ended December 31, 2004, net of reinsurance, were $19.2 million, which added 4.2 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.62 per share. For the same period of 2003, pre-tax catastrophe losses were $17.6 million, which added 4.1 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.57 per share.

Following is a discussion of fourth quarter 2004 results for each business segment.

Property and casualty insurance segment

In the fourth quarter of 2004, our property and casualty insurance segment’s pre-tax income was $22.3 million, compared to $17.6 million in the fourth quarter of 2003. Growth in premiums earned and decreased non-catastrophe claims significantly contributed to the improvement in pre-tax income. This improvement was offset to some extent by an increase in catastrophe losses.

Net premiums written in the fourth quarter of 2004 were $104.0 million compared to $106.1 million in the fourth quarter of 2003. Net premiums earned in the fourth quarter of 2004 were $117.7 million compared to $114.9 million in the fourth quarter of 2003. The growth in net premiums earned achieved during 2004 is attributable to pricing and other underwriting initiatives that we pursued in recent years. In the two-year period preceding 2004 we implemented premium rate increases in several of our lines of business. While pricing has leveled in 2004, we continue to realize the impact of the prior year premium rate increases as the related premium is earned.

The net loss ratio, which includes loss adjustment expenses, was 56.9 percent for the fourth quarter of 2004 versus 61.9 percent for the fourth quarter of 2003. The fourth quarter 2004 commercial lines net loss ratio (including reinsurance) was 57.8 percent, compared to 62.2 percent for the fourth quarter of 2003. The fourth quarter 2004 personal lines net loss ratio was 49.1 percent, compared to 59.6 percent for the fourth quarter of 2003. The improvement in the net loss ratio is primarily attributable to the underwriting initiatives pursued in recent years and a decrease in non-catastrophe claims frequency.

The expense ratio was 31.2 percent for the fourth quarter of 2004 compared to 30.5 percent in the fourth quarter of 2003.

Rife commented, “Our underwriting strategy was put to the test this year as a result of the four major hurricanes that struck Florida in 2004. During the second half of the year, we incurred approximately $12.6 million in catastrophe losses related to the four hurricanes. We feel that our conservative approach to underwriting greatly reduced our loss potential in the states affected by these storms.

“In 2005, we will focus on growing and developing our territories in the property and casualty segment, while maintaining our underwriting discipline. Our goal continues to be to set ourselves apart from the competition by providing our agents and policyholders a high level of expertise and superior customer service.

“We feel that communication between departments is essential in staying abreast of positive and negative trends in our territories. So, members of our underwriting, marketing, loss control and claims departments will continue to work together to practice careful risk selection by re-evaluating risks on a periodic basis.”

Property & Casualty Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2004	2003	2004	2003
Revenues
Net premiums written	$104,046	$106,070	$461,988	$450,483

Net premiums earned	$117,714	$114,931	$456,888	$434,966
Investment income, net	7,939	7,992	29,018	27,326
Realized investment gains (losses)	375	824	2,119	1,283
Other income	—	18	—	1,706

Total Revenues	126,028	123,765	488,025	465,281

Benefits, Losses and Expenses
Losses and settlement expenses	66,977	71,115	256,241	271,609
Amortization of deferred policy acquisition costs	25,325	25,006	98,579	87,320
Other underwriting expenses	11,410	10,083	34,767	39,406

Total Benefits, Losses and Expenses	103,712	106,204	389,587	398,335

Income before income taxes	22,316	17,561	98,438	66,946

Federal income taxes	6,900	5,341	30,364	19,929

Net income	$15,416	$12,220	$68,074	$47,017

Life insurance segment

In the fourth quarter of 2004 our life insurance segment recorded pre-tax income of $4.7 million, compared to $6.5 million for the fourth quarter of 2003. The deterioration was the result of a combination of several factors. The most significant factors contributing to the decline in our life insurance segment’s quarterly results were a $3.5 million increase in amortization of the deferred acquisition cost asset and a $1.6 million increase in the provision for liability for future policyholder benefits. The increase in amortization of the deferred acquisition cost asset is attributable primarily to the acceleration of the run-off of our credit life business. The increase in the provision for liability for future policyholder benefits was driven by the increase in future policy benefits resulting from an increase in sales levels of single premium whole life and term products.

These declines in the segment’s results were offset to some extent by significant growth in net premiums earned, which increased to $9.4 million in the fourth quarter of 2004 compared to $7.2 million in the fourth quarter of 2003. This increase was primarily the result of marketing initiatives pursued in the last year, which have led to the increased sales of single premium whole life and term products. Despite the growth in the sales of our single premium whole life and term products, overall net premiums written have decreased due primarily to the discontinuance of our credit life business earlier this year.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the fourth quarter of 2004, annuity deposits were $16.3 million compared to $1.4 million in the fourth quarter of 2003.

These quarterly annuity deposit results are much lower than the results we had been able to achieve prior to our temporary suspension of the sale of all fixed annuity business that began on June 30, 2003. We temporarily suspended the sale of fixed annuities in consideration of the difficulty we had in finding investment vehicles suitable in duration and quality to fit our asset-liability matching needs. The difficulty in finding suitable investment vehicles resulted in the accumulation of significant amounts of cash, which improved our liquidity, but also resulted in negative spreads on new business.

As a result of the improving investment environment, we re-entered the fixed annuity marketplace in most of our licensed states effective January 1, 2004. The annuity deposits recognized during the suspension of new fixed annuity business were the result of business written prior to the suspension. Since our re-entry into the fixed annuity marketplace our annuity deposit levels have begun to recover, but have not yet returned to pre-suspension levels.

“I was encouraged by the strong results in our life insurance segment in what continues to be a challenging interest rate environment,” said Rife. “Our annuity sales are gradually recovering from the annuity suspension of 2003, and we hope to see additional improvements in sales next year. Continued improvement will be contingent upon obtaining an interest rate on our investments that matches the rate we must pay on our interest sensitive liabilities.

An additional focus in 2005 will be in developing and enhancing our life insurance product line to continue to meet the needs of our agents’ customers.”

Life Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2004	2003	2004	2003
Revenues
Net premiums written	$7,390	$7,772	$29,111	$30,100

Net premiums earned	$9,402	$7,206	$35,403	$29,629
Investment income, net	20,570	20,255	82,456	81,214
Realized investment gains (losses)	385	585	1,941	(2,974)
Other income	98	47	300	135

Total Revenues	30,455	28,093	120,100	108,004

Benefits, Losses and Expenses
Losses and settlement expenses	2,895	3,238	16,641	17,109
Increase in liability for future policy benefits	3,592	1,944	12,125	7,318
Amortization of deferred policy acquisition costs	4,232	702	12,384	8,453
Other underwriting expenses	1,273	1,466	6,193	5,713
Interest on policyholders’ accounts	13,746	14,226	56,386	56,459

Total Benefits, Losses and Expenses	25,738	21,576	103,729	95,052

Income before income taxes	4,717	6,517	16,371	12,952

Federal income taxes	1,527	2,079	5,628	4,395

Net income	$3,190	$4,438	$10,743	$8,557

Financial condition and supplementary financial information

At December 31, 2004 our consolidated total assets were $2.6 billion, compared to $2.4 billion at December 31, 2003. Stockholders’ equity at December 31, 2004 was $452.2 million, with a book value of $22.46 per share, versus stockholders’ equity of $373.9 million, with a book value of $18.62 per share, as of December 31, 2003.

Stockholders’ equity included $103.7 million of after-tax net unrealized investment gains as of December 31, 2004 compared to $90.6 million of after-tax net unrealized investment gains as of December 31, 2003.

Financial Condition:

(In thousands, except per share data)			December 31, 2004	December 31, 2003
Total assets			$2,570,387	$2,405,155
Total stockholders’ equity			452,210	373,926
Common stockholders’ equity (book value) per share			22.46	18.62
Total cash & investments			2,269,835	2,097,163

Supplementary Financial Analysts’ Data:
	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands)	2004	2003	2004	2003
GAAP combined ratio:
Net loss ratio	56.9%	61.9%	56.1%	62.5%
Expense ratio	31.2%	30.5%	29.2%	29.1%

Combined ratio	88.1%	92.4%	85.3%	91.6%
Combined ratio (without catastrophes)	87.0%	91.8%	81.1%	87.5%

Statutory combined ratio:
Net loss ratio	56.9%	61.9%	56.1%	62.5%
Expense ratio	31.9%	33.6%	30.3%	30.6%

Combined ratio	88.8%	95.5%	86.4%	93.1%
Combined ratio (without catastrophes)	87.7%	94.9%	82.2%	89.0%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$11,592	$13,414	$48,430	$56,618
Losses and loss adjustment expenses incurred - personal lines	5,689	7,989	27,099	42,941
Personal lines net loss ratio	49.1%	59.6%	56.0%	75.8%

Premiums earned - commercial lines	$106,122	$101,517	$408,458	$378,348
Losses and loss adjustment expenses incurred - commercial lines	61,288	63,126	229,142	228,668
Commercial lines net loss ratio	57.8%	62.2%	56.1%	60.4%

*	Commercial lines information includes reinsurance results

At their November 19th board meeting, the board of directors declared a one-for-one common stock dividend. The dividend was distributed on December 15, 2004 to shareholders of record as of December 2, 2004. Each shareholder of record received one share of United Fire & Casualty Company common stock for each share of United Fire & Casualty Company common stock held as of the close of business on December 2, 2004. The terms of the United Fire & Casualty Company convertible preferred stock automatically adjusted to accommodate this stock dividend. All share and per share amounts reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend.

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the twelfth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In Thousands)

Fourth quarter	Net Income	After-tax Realized Losses (Gains)	Net Operating Income	Net Income/Net Operating Income per share*
2004	$18,606	$(494)	$18,112	$.86 /$.84
2003	$16,658	$(916)	$15,742	$.77 /$.72

Year to date
2004	$78,817	$(2,639)	$76,178	$3.68 /$3.55
2003	$55,574	$1,099	$56,673	$2.53 /$2.59

*	Per share amounts are calculated after providing for the dividend on convertible preferred stock and reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)

Fourth quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2004	$111,436	$15,680	$127,116
2003	$113,842	$8,295	$122,137

Year to date
2004	$491,099	$1,192	$492,291
2003	$480,583	$(15,988)	$464,595

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made. These amounts totaled $3.9 million and $4.0 million for the years ended December 31, 2004 and 2003, respectively. A portion of these losses may be recoverable under our catastrophe reinsurance agreements.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “will be,” “will promote,” “might,” “hope,” “encouraging,” “optimistic” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of domestic and global economic conditions; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.